Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES

FISCAL 2016 FIRST QUARTER RESULTS

HOUSTON — FEBRUARY 2, 2016 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2016 first quarter ended December 31, 2015.

Revenues for the first quarter of fiscal 2016 were $150.0 million compared to revenues of $152.6 million for the first quarter of fiscal 2015. The Company reported a net loss for the first quarter of fiscal 2016 of $0.5 million, or $0.04 per diluted share, compared to a net loss of $0.2 million, or $0.02 per diluted share, reported in the first quarter of fiscal 2015. Excluding restructuring and separation costs, net income for the first quarter of fiscal 2016 was $2.0 million, or $0.18 per diluted share. A reconciliation of this non-GAAP financial measure to net income (loss) is included in the financial tables below.

Thomas W. Powell, Chairman and Chief Executive Officer, stated, “Oil and gas is a critical market for Powell and the products and integrated solutions we offer. While we see continued spending in the other sectors, oil and gas related capital spending will likely remain at reduced levels throughout 2016.

“During this difficult economic time, we are focused on delivering the high value our customers expect. Powell has experienced many market cycles over its 70 year history and we are committed to meeting the needs of our customers during this downturn as well.”

New orders placed during the first quarter of fiscal 2016 totaled $102 million compared to $92 million in the fourth quarter of fiscal 2015 and compared to $154 million in the first quarter of fiscal 2015. The Company’s backlog as of December 31, 2015 was $391 million compared to $441 million as of September 30, 2015 and compared to $506 million at the end of last year’s first quarter.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries currently expects full year fiscal 2016 revenues to range between $520 million and $560 million and full year fiscal 2016 adjusted earnings to range between $0.65 and $1.05 per diluted share. Fiscal 2016 earnings outlook excludes any restructuring and separation costs the Company may incur during the year.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, February 3, 2016 at 11:00 a.m. eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 10, 2016. To access the replay, dial 201-612-7415 using a passcode of 13628084#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the management, control and distribution of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,
	2015	2014
(In thousands, except per share data)	(Unaudited)

Revenues	$149,977	$152,601
Cost of goods sold	126,827	131,532

Gross profit	23,150	21,069

Selling, general and administrative expenses	19,400	20,816
Research and development expenses	1,854	1,840
Restructuring and separation expenses	3,797	—
Amortization of intangible assets	88	118

Operating loss	(1,989)	(1,705)

Other income	(507)	(507)
Interest expense	24	33
Interest income	—	(1)

Loss before income taxes	(1,506)	(1,230)

Income tax benefit	(1,047)	(991)

Net loss	$(459)	$(239)

Loss per share:
Basic	$(0.04)	$(0.02)
Diluted	(0.04)	(0.02)

Weighted average shares:
Basic	11,395	12,041
Diluted	11,395	12,041

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,284	$3,436

Capital Expenditures	$629	$18,962

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2015	September 30, 2015
(In thousands)	(Unaudited)

Assets:

Current assets	$290,702	$297,099

Property, plant and equipment (net)	150,195	154,594

Long-term assets	17,003	17,131

Total assets	$457,900	$468,824

Liabilities & equity:

Current liabilities	$122,243	$124,952

Long-term debt and capital lease obligations, net of current maturities	2,000	2,400

Deferred and other long-term liabilities	8,575	8,210

Stockholders’ equity	325,082	333,262

Total liabilities and stockholders’ equity	$457,900	$468,824

POWELL INDUSTRIES, INC. & SUBSIDIARIES

NON-GAAP NET INCOME (LOSS) RECONCILIATION

	Three Months Ended December
(In thousands)	2015	2014
	(Unaudited)
Net Loss:

Net loss	$(459)	$(239)
Restructuring and separation costs, net of tax	2,468	—

Non-GAAP net income (loss)	$2,009	$(239)

Diluted shares outstanding	11,395	12,041

Diluted Earnings Per Share:

Loss per share	$(0.04)	$(0.02)
Non-GAAP earnings (loss) per share	$0.18	$(0.02)

For all periods presented, the Company defines non-GAAP net income (loss) as net loss which excludes Restructuring and separation costs, net of tax. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. However, the Company believes by excluding these items, these non-GAAP financial measures are helpful in comparing the historical results to current results and measuring operating earnings trends.

The adjustment is summarized below:

•	Restructuring and separation costs, net of tax – In the first quarter of Fiscal 2016, we incurred restructuring and separation costs of approximately $2.5 million associated with the departure of our Chief Executive Officer.

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